UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
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Facebook, Inc.
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On April 12, 2019, Facebook, Inc. issued the following press release:

Peggy Alford Nominated to Facebook Board of Directors

MENLO PARK, Calif., April 12, 2019: Facebook (NASDAQ: FB) today announced that Peggy Alford, Senior Vice President, Core Markets of PayPal Holdings, Inc., has been nominated for election to the company's board of directors at its annual meeting of stockholders to be held on May 30, 2019.

Mark Zuckerberg, Founder and Chairman/CEO of Facebook said: "Peggy is one of those rare people who's an expert across many different areas - from business management to finance operations to product development. I know she will have great ideas that help us address both the opportunities and challenges facing our company."

"What excites me about the opportunity to join Facebook's board is the company's drive and desire to face hard issues head-on while continuing to improve on the amazing connection experiences they have built over the years," said Peggy Alford. "I look forward to working with Mark and the other directors as the company builds new and inspiring ways to help people connect and build community."

Ms. Alford has served as Senior Vice President, Core Markets of PayPal Holdings, Inc., a digital payments company, since March 2019. From September 2017 to February 2019, Ms. Alford served as Chief Financial Officer and Head of Operations for the Chan Zuckerberg Initiative, a philanthropic organization. Ms. Alford previously held a variety of senior positions at PayPal from May 2011 to August 2017, including Vice President, Chief Financial Officer of Americas, Global Customer and Global Credit, and Senior Vice President of Human Resources, People Operations and Global Head of Cross Border Trade. From 2007 to 2011, Ms. Alford served as President and General Manager of Rent.com, an eBay Inc. company, and also served as its Chief Financial Officer from October 2005 to March 2009. From 2002 to 2005, Ms. Alford served as Marketplace Controller and Director of Accounting Policy at eBay. Ms. Alford currently serves as a member of the Board of Directors of the Macerich Company, a real estate investment trust. Ms. Alford holds a B.S. in accounting and business administration from the University of Dayton.

Facebook's current board members are: Mark Zuckerberg; Marc L. Andreessen, Andreessen Horowitz; Erskine B. Bowles, President Emeritus, University of North Carolina; Kenneth I. Chenault, Chairman and Managing Director, General Catalyst; Susan D. Desmond-Hellmann, CEO, Bill and Melinda Gates Foundation; Reed Hastings, Chairman and CEO, Netflix; Sheryl K. Sandberg, Chief Operating Officer, Facebook; Peter A. Thiel, Founders Fund; and Jeffrey D. Zients, CEO, the Cranemere Group. Mr. Bowles and Mr. Hastings, who have both served on the board since 2011, will not be nominated for re-election at the 2019 annual meeting of stockholders.

About Facebook

Founded in 2004, Facebook's mission is to give people the power to build community and bring the world closer together. People use Facebook to stay connected with friends and family, to discover what's going on in the world, and to share and express what matters to them.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Facebook, Inc. ("Facebook") plans to file a proxy statement and accompanying solicitation materials with the Securities and Exchange Commission (the "SEC") in connection with the solicitation of proxies for its 2019 annual meeting of stockholders (the "2019 Annual Meeting"). The proxy statement will contain important information about Facebook, the 2019 Annual Meeting, and related matters. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THE ACCOMPANYING SOLICITATION MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION.

Facebook, its directors, and certain of its executive officers and other agents may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the 2019 Annual Meeting. Information regarding the names of Facebook's directors, nominees, and executive officers and their respective interests in Facebook will be set forth in the proxy statement and accompanying solicitation materials and in their respective Statements of Change in Ownership on Form 4 filed with the SEC after the date of the proxy statement. These documents (when they become available) and any and all documents filed by Facebook with the SEC, may be obtained by stockholders free of charge on the SEC's website at www.sec.gov. Copies will also be available free of charge on Facebook's website at investor.fb.com.

Contact

Press: Vanessa Chan
press@fb.com / newsroom.fb.com